                                                   EXHIBIT  2.1


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               HOME DIRECTOR, INC.

                                  (AS "BUYER"),

                 SPENCER TRASK INTELLECTUAL CAPITAL COMPANY LLC

                                    ("STICC")

                                       AND

                  INTERNATIONAL BUSINESS MACHINES CORPORATION,

                                  (AS "SELLER")


                          DATED AS OF DECEMBER 7, 1999

                                TABLE OF CONTENTS



Article I. Purchase and Sale of Assets . . . . . . . . . . .   5
1.1 Transferred Assets. . . . . . . .  . . . . . . . . . . .   5
1.2 Excluded Assets . . . . . . . . .  . . . . . . . . . . .   6
1.3 Consideration. . . . . . . . . . . . . . . . . . . . . .   6
1.4 Assumed Liabilities. . . . . . . . . . . . . . . . . . .   7

Article II. Closing. . . . . . . . . . . . . . . . . . . . .   7
2.1 Closing Date . . . . . . . . . . . . . . . . . . . . . .   7

Article III. Tax Matters.. . . . . . . . . . . . . . . . . .   8
3.1 Allocation of Purchase Price . . . . . . . . . . . . . .   8
3.2 Filing of Returns and Payment of Taxes . . . . . . . . .   8
3.3 Refunds and Credits. . . . . . . . . . . . . . . . . . .   8
3.4 Transfer Taxes . . . . . . . . . . . . . . . . . . . . .   8

Article IV. Additional Covenants and Agreements. . . . . . .   9
4.1 Consents, Novations and Subcontracted Work . . . . . . .   9
4.2 Employees and Employee Benefits. . . . . . . . . . . . .   9
4.3 Shrink-Wrap Software, Windows 95 and Savoy Agreement . .  11
4.4 Further Action . . . . . . . . . . . . . . . . . . . . .  11
4.5 Undertaking. . . . . . . . . . . . . . . . . . . . . . .  12
4.6 Nonsolicitation. . . . . . . . . . . . . . . . . . . . .  12
4.7 Establishment of Letter of Credit Facility . . . . . . .  12
4.8 Access to Information; Cooperation After Closing . . . .  12
4.9 Insurance; Casualty Loss . . . . . . . . . . . . . . . .  12
4.10 Warranty Work . . . . . . . . . . . . . . . . . . . . .  13

Article V. Representations and Warranties of Buyer.. . . . .  13
5.1 Incorporation. . . . . . . . . . . . . . . . . . . . . .  13
5.2 Authority. . . . . . . . . . . . . . . . . . . . . . . .  13
5.3 No Conflict. . . . . . . . . . . . . . . . . . . . . . .  13
5.4 Governmental Consents. . . . . . . . . . . . . . . . . .  14
5.5 No Broker. . . . . . . . . . . . . . . . . . . . . . . .  14

5.6 Insurance; Casualty Loss . . . . . . . . . . . . . . . .  14
Article VI. Representations and Warranties of Seller . . . .  14
6.1 Incorporation. . . . . . . . . . . . . . . . . . . . . .  14
6.2 Authority. . . . . . . . . . . . . . . . . . . . . . . .  14
6.3 No Conflict. . . . . . . . . . . . . . . . . . . . . . .  15
6.4 Governmental Consents. . . . . . . . . . . . . . . . . .  15
6.5 No Broker. . . . . . . . . . . . . . . . . . . . . . . .  15
6.6 Title to Personal Property . . . . . . . . . . . . . . .  15
6.7 Litigation . . . . . . . . . . . . . . . . . . . . . . .  15
6.8 No Rights in Others to Transferred Assets. . . . . . . .  16
                                        i

6.9 Licenses and Permits . . . . . . . . . . . . . . . . . .  16
6.10 Employees . . . . . . . . . . . . . . . . . . . . . . .  16
6.11 Assumed Contracts . . . . . . . . . . . . . . . . . . .  16
6.12 Compliance with Laws. . . . . . . . . . . . . . . . . .  16
6.13 Operation of Transferred Assets and Assumed Liabilities  17
6.14 Schedule Preparation. . . . . . . . . . . . . . . . . .  17
6.15 Year 2000 . . . . . . . . . . . . . . . . . . . . . . .  17
6.16 WARRANTIES. . . . . . . . . . . . . . . . . . . . . . .  17

Article VII. Indemnity.. . . . . . . . . . . . . . . . . . .  17
7.1 Buyer Indemnification. . . . . . . . . . . . . . . . . .  17
7.2 Seller Indemnification . . . . . . . . . . . . . . . . .  17
7.3 Procedures . . . . . . . . . . . . . . . . . . . . . . .  18
7.4 Indemnity Preclusion . . . . . . . . . . . . . . . . . .  18
7.5 Indemnity Is the Exclusive Remedy. . . . . . . . . . . .  19
7.6 Exclusion of Certain Damages . . . . . . . . . . . . . .  19

Article VIII. General Matters. . . . . . . . . . . . . . . .  19
8.1 Survival of Representations and Warranties . . . . . . .  19
8.2 Limitation of Liability. . . . . . . . . . . . . . . . .  19
8.3 Public Announcements . . . . . . . . . . . . . . . . . .  20
8.4 Due Diligence. . . . . . . . . . . . . . . . . . . . . .  20
8.5 Costs. . . . . . . . . . . . . . . . . . . . . . . . . .  20
8.6 Bulk Sales . . . . . . . . . . . . . . . . . . . . . . .  20
8.7 Modification and Waiver. . . . . . . . . . . . . . . . .  20
8.8 Governing Law. . . . . . . . . . . . . . . . . . . . . .  20
8.9 Notices. . . . . . . . . . . . . . . . . . . . . . . . .  21
8.10 Assignment. . . . . . . . . . . . . . . . . . . . . . .  22
8.11 Counterparts. . . . . . . . . . . . . . . . . . . . . .  22
8.12 Entire Agreement. . . . . . . . . . . . . . . . . . . .  22
8.13 Construction. . . . . . . . . . . . . . . . . . . . . .  23



Schedules:

Schedule  1.1.           Transferred  Assets

Sub-schedule  1.1(a)     Fixed  Assets  (production  equipment)

Sub-schedule  1.1(b)     Fixed  Assets  (office  furniture  and  equipment)

Sub-schedule  1.1(c)     Connection  Center  Inventory  and Controller Inventory

Sub-schedule  1.1(d)     Business  Records  Schedule  1.4.  Assumed  Liabilities

Schedule  3.1.(a)        Allocation  of  Purchase  Price

Schedule  4.2.(a)(1)     Listing  of  Regular  Employees

Schedule  4.2.(a)(2)     Listing  of  Supplemental  Employees

Schedule  4.2.(b)        Summary of Buyer's Planned Employment Terms and Benefit
                         Plans

Schedule  6.15           Year  2000

Exhibits:

Exhibit  A     Assumption  Agreement

Exhibit  B     Bill  of  Sale

Exhibit  C     Schedule  of  Disclosure  and  Exceptions

Exhibit  D     Intellectual  Property  Agreement

Exhibit  E     Secondment  Agreement

Exhibit  F     Stockholders'  Agreement

Exhibit  G     Trademark  Agreement

Exhibit  H     Transition  Services  Agreement

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of December 7, 1999 (this "Agreement"), is entered into by and among Home Director, Inc., a Delaware corporation ("Buyer"), Spencer Trask Intellectual Capital Company LL.C, a Delaware limited liability company ("STICC"), and International Business
Machines  Corporation,  a  New  York  corporation  ("Seller").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, Seller wishes to sell certain assets related to its Home Director business unit;

WHEREAS, STICC has formed Buyer and owns 9,500 shares of Buyer Common Stock., which shares constitute all of the presently issued and outstanding capital stock of Buyer,

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell. to Buyer, the Transferred Assets for the Purchase Price and subject to the terms and conditions hereinafter set forth;

WHEREAS, as partial consideration for the Contemplated Transactions, Buyer shall issue to Seller five hundred (500) shares of Buyer Common Stock; and

WHEREAS, as a condition to Seller entering into this Agreement STICC has agreed to be responsible for the future payment of $1,500,000.00 of the Purchase Price (as more fully set forth herein) and to take the necessary steps to assure that Buyer performs its Obligations to Seller pursuant to this Agreement, and but for such agreement, Seller would not have entered into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representations and warranties hereinafter set forth, and intending to be legally bound hereby, Buyer, STICC and Seller hereby agree as follows:

                                  DEFINITIONS.
                                  -----------

     CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified below:

"AFFILIATE" shall mean, as to any Person, any other Person or entity which is controlling, controlled by or under common control with such Person or entity.

"ALLOCATION  STATEMENTS"  shall  have  the  meaning set forth in Section 3.1(a).

"APPLICABLE LAWS" shall mean, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation,, order, writ, injunction, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person 'or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with any such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person).

"ASSUMED  CONTRACTS"  shall  mean  those  contracts  set  forth on Schedule 1.4.

"ASSUMED  LIABILITIES"  shall  have  the  meaning  set  forth  in  Section  1.4.

"ASSUMPTION AGREEMENT" shall mean the Assignment and Assumption Agreement a copy of which is attached hereto as Exhibit A and by which Buyer shall assume the Assumed Liabilities.

"BENEFIT ARRANGEMENTS" shall mean all life and health insurance, retirement, savings, bonus, deferred compensation, incentive compensation, severance pay, disability and fringe benefit plans, workers' compensation, holiday or vacation pay, sick pay, stock option, profit sharing, seniority and other plans, policies, practices, agreements or statements of terms and conditions providing employee or executive compensation or benefits to Employees or any of their dependents, maintained by Seller or any Affiliate, other than an Employee Plan.

"BILL OF SALE" shall mean the Bill of Sale a copy of which is attached hereto as Exhibit B to be entered into by the Parties on the Closing Date.

"BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day: (i) on which commercial banks in New York, New York are authorized or required by law to close; (ii) on which Seller's corporate headquarters in Armonk, New York are closed; or (iii) on which Buyer's corporate headquarters in Morrisville, North Carolina are closed.

"BUYER"  shall  have  the  meaning  set forth in the preamble to this Agreement.

"BUYER COMMON STOCK" shall have the meaning set forth for the term "Common Stock" in the Stockholders' Agreement.

"CLOSING"  shall  have  the  meaning  set  forth  in  Section  2.1.

"CLOSING  DATE"  shall  mean  December  7,  1999.

"CODE"  shall  have  the  meaning  set  forth  in  Section  3.1(a).

"CONFIDENTIALITY AGREEMENT" shall mean the Confidential Disclosure Agreement (Agreement number 4999S50562) among Buyer and Seller dated as of the Closing Date and Supplements there to which reference the Operative Agreements.

"CONNECTION CENTER INVENTORY" shall mean the items of inventory as set forth on Sub-schedule 1.1(c).

"CONTEMPLATED TRANSACTIONS" shall mean the transactions contemplated by the Operative Agreements.

"CONTROLLER INVENTORY" shall mean the items of inventory as set forth on Sub-schedule 1.1(c).

"DISCLOSURE SCHEDULES" shall mean the information disclosed pursuant to Article VI and set forth in Exhibit C to this Agreement dated as of the Closing Date, attached hereto and incorporated herein by reference.

"EMPLOYEE PLANS" shall mean each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, which is or has been entered into, maintained, administered or contributed to by Seller or any of its Affiliates and which provides benefits to Employees or their dependents.

"EMPLOYEES"  shall  have  the  meaning  set  forth  in  Section  4.2(a).

"ENVIRONMENTAL LAWS" shall mean any applicable federal, state or local law, statute, ordinance, judgments, rulings, orders, regulations or similar laws relating to any matters of pollution or of environmental regulation or control or protection of the environment, including such environmental, laws as the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Federal Emergency Planning and Community Right-to-Know Act, the Hazardous Materials Transportation Act, the Clean Water Act, and the Clean Air Act, and any state or local counterparts thereof, as any of the same have been amended to the Date of Closing.

"ENVIRONMENTAL LIABILITIES" shall mean any liability that directly arises from Seller's or any of its Affiliates violation of an Environment Law with respect to the Transferred Assets on or prior to the. Closing Date.

"FIXED ASSETS" shall mean the production equipment and office furniture and equipment which make up a portion of the Transferred Assets, a list of which as of the Closing Date, together with the net book value of each item on the list as of the Closing Date, is set forth on Sub-schedules 1.1(a) and 1.1(b).

"GOVERNMENTAL AUTHORITY" shall mean any Federal, state, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body having appropriate jurisdiction over the Transferred Assets, the Assumed Contracts or any Person having any rights or obligations under any Operative Agreement.

"INDEMNIFIED  PARTY"  shall  have  the  meaning  set  forth  in  Section  7.3.

"INDEMNIFYING  PARTY"  shall  have  the  meaning  set  forth  in  Section  7.3.

"INITIAL  PAYMENT"  shall  have  the  meaning  set  forth  in Section l.3(a)(i).

"INTELLECTUAL PROPERTY AGREEMENT" shall mean the Intellectual Property Agreement a copy of which is attached hereto as Exhibit D.

"INVENTORY  PAYMENTS"  shall  have  the meaning set forth in section 1.3(a)(iv).

"LETTER AGREEMENT" shall mean the letter agreement between STICC and Seller dated October 5, 1999 and accepted by Seller on October 8, 1999.

"LETTER  OF  CREDIT"  shall  have  the  meaning  set  forth  in  Section  4.7.

"LIEN" shall mean with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, lease, license, easement, encroachment, burden, title defect, restriction, limitation or other adverse claim of any kind, in respect of such property or asset.

"LIMITATION  AMOUNT"  shall  have  the  meaning  set  forth  in  Section  8.2.

"LOSS" shall mean, with respect to any Person, any and all damage, fines imposed by any Governmental Authority, Loss, liability and expense, including, without limitation, reasonable expenses of investigation and reasonable attorney's fees and expenses in connection with any claim, action, suit or proceeding.

"OBLIGATIONS" shall mean all covenants, agreements, warranties, duties, representations, fees, reasonable expenses, liabilities (including any and all Assumed Liabilities) and indebtedness of any kind and nature whatsoever, now or hereafter arising, owing, due or payable from one Party to the other Party pursuant to this Agreement.

"OPERATING EXPENSES" shall mean the ordinary course operating expenses, liabilities and obligations of the IBM Home Director business unit.

"OPERATIVE AGREEMENTS" shall mean this Agreement, the Assumption Agreement, the Bill of Sale, the Intellectual Property Agreement, the Stockholders' Agreement, the Trademark Agreement, the Transition Services Agreement, the Secondment Agreement and all attachments or exhibits attached hereto or thereto and expressly referenced herein or therein.

"PARTIES"  shall  mean  Buyer  and  Seller.

"PERMITTED LIENS" shall mean: (i) mechanics', carriers', workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business;
(ii) conditional sales contracts and equipment leases entered into in the ordinary course of business; (iii) Liens for Taxes, assessments and other governmental charges due and being contested in good faith by Seller, (iv) Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (v) security given in the ordinary course of business to any public utility, Governmental Authority or to any statutory or public authority in connection with the Transferred Assets; and (vi) other imperfections of title or encumbrances, if any, which items (1) - (vi) taken together do not materially impair the value of the Transferred Assets and Assumed Contracts, taken as a whole.

"PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

"PRE-CLOSING  TAX  PERIOD"  shall  have  the  meaning  set forth in Section 3.2.

"PURCHASE  PRICE"  shall  have  the  meaning  set  forth  in  Section  1.3.

"SECONDMENT AGREEMENT" shall mean the Secondment Agreement, a copy of which is attached hereto as Exhibit E.

"SELLER"  shall  have  the  meaning set forth in the preamble to this Agreement.

"SETTLEMENT  DATE"  shall  have  the  meaning  set  forth  in  Section  13(b).

"STICC"  shall  have  the  meaning  set forth in the Preamble to this Agreement.

"STOCKHOLDERS' AGREEMENT" shall mean the Stockholders' Agreement among the Parties and STICC, a copy of which is attached hereto as Exhibit F.

"SUBCONTRACTED  WORK"  shall  have  the  meaning  set  forth  in  Section  4.1.

"TAXES" shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign (including but not limited to, income, excise, property, sales, use, transfer, conveyance. payroll or other employment related tax, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes), together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any Person with respect to such amounts.

"TAX  RETURNS"  shall  have  the  meaning  set  forth  in  Section  3.2.

"TRADEMARK AGREEMENT" shall mean the Trademark Agreement between the Parties a copy of which is attached hereto as Exhibit G.

"TRANSFERRED ASSETS" shall mean such items of equipment, office furniture, contracts, inventory, work in process and other assets as are listed on the Sub-schedules to Schedule 1.1. to this Agreement.

"TRANSFERRED  EMPLOYEES"  shall  have  the  meaning set forth in Section 4.2(a).

"TRANSITION SERVICES AGREEMENT" shall mean the Transition Services Agreement, a copy of which is attached hereto as Exhibit H.

"WARN" shall mean the Worker Adjustment Retraining and Notification Act., as amended.

                     ARTICLE I.  PURCHASE AND SALE OF ASSETS

     1.1 TRANSFERRED ASSETS. Upon the terms and subject to the conditions hereof, as of the Closing Date, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all right, title and interest of Seller in and to all of the Transferred Assets.

1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, any assets not set forth on the Sub-schedules to Schedule 1.1. will be retained by Seller and are excluded from the Transferred Assets. Except with respect to Section 4.3 below and any intellectual property or interests in Assumed Contracts, this Agreement does not relate to intellectual property or interests in intellectual property, such items being the subject of certain other Operative Agreements.

1.3     CONSIDERATION.    In  exchange for the sale and purchase contemplated by
the Operative Agreements, Buyer has provided or will provide the following to Seller (collectively, the 'Purchase Price"):

(i) Upon signing of the Letter Agreement, STICC, on behalf of Buyer, paid $500,000.00 to Seller (the "Initial Payment") receipt of which is hereby acknowledged by Seller;

(ii) Buyer has obtained the Letter of Credit, which has been and may be drawn upon by Seller to pay Operating Expenses, in accordance with Section 4.7;

(iii) On the Closing Date, Buyer will (x) pay to Seller an additional $1,000,000.00 plus an amount equal to the net book value as of the Closing Date of the Fixed Assets, which net book value is set forth on Sub-schedules 1.1(a) and 1.1(b); (y) issue 500 shares of Buyer Common Stock to Seller, and (z) assume the Assumed Liabilities;

(iv) Subject to Section 1.3(b), below, on the last Business Day of each month following the Closing Date through the Settlement Date, Buyer will pay to Seller (collectively, the "Inventory Payments") the net book value as of the Closing Date (which net book value is set forth on Sub-schedule 1.1(c), of any items of Connection Center Inventory and Controller Inventory that have been used or sold by Buyer in the immediately preceding month; and

(v) On (or at Buyer's sole discretion, prior to) October 8, 2000, Buyer will pay to Seller, $1,500,000.00, plus interest thereon from the Closing Date through the payment date at a rate equal to the prime rate as reported in the Wall Street Journal on the Closing Date.

(b) Sub-schedule 1.1(c) sets forth the inventory and work in process, including the net book value thereof, included in the Transferred Assets and is categorized as either Connection Center Inventory or Controller Inventory. On a date which is eighteen (18) months from the Closing Date (the "Settlement Date"), Buyer shall pay to Seller an amount equal to the net book value of all Connection Center Inventory and Controller Inventory minus Inventory Payments previously paid to Seller with respect to Connection Center Inventory and Controller Inventory.

(c) The amounts referenced in this Section l.3.(c) shall be paid by electronic funds transfer, in immediately available funds in U.S. dollars, to the following account:

Account  Name:     International  Business  Machines  Corporation

Bank:              Chase  Manhattan  Bank

Account  Number    IBM  Concentration  Account
                   Account  #:  323-213499

Reference:         Purchase  of  IBM  Home  Director  Business  Unit  Assets

ABA  Routing  Number:     021000021
Bank  Contact:     Ms.  Joyce  Leary  Bates
                   Chase  Manhattan  Bank
                   4  New  York  Plaza
                   New  York,  NY  10004
                   Telephone:  (212)  552-5684

     1.4     ASSUMED  LIABILITIES.    Pursuant  to  the  Assumption  Agreement,
Seller assigns and transfers to Buyer, and Buyer assumes and shall fully perform and discharge, on a timely basis and in accordance with their respective terms the liabilities and obligations of Seller under the Assumed Contracts listed on
Schedule 1.4. (collectively, the "Assumed Liabilities"). Without limiting the generality of the foregoing Buyer is not assuming or undertaking any obligations or liabilities of Seller to any assets or contracts which are not included in the Assumed Liabilities. Other than Assumed Liabilities, Buyer shall not, by virtue of the Contemplated Transactions or otherwise, assume or become liable for any liability or obligation of Seller or its Home Director business unit of any kind or nature whatsoever. Any rights, liabilities and obligations of Seller to or from any of its Affiliates will not be transferred to Buyer, other than identified as "Canadian Agreements" as set forth in Schedule 1.4.

     (b) The Parties will each use reasonable efforts to obtain written consents to the transfer and assignment of the Transferred Assets and Assumed Liabilities to Buyer, and the novation of Seller, where the approval or other consent of any other Person may be required for these actions. Buyer shall cooperate with Seller (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have Seller released from all liability to third parties with respect to the Assumed Liabilities, and the Parties will each solicit such releases concurrently, in a manner acceptable to both Parties, with the solicitation of consents from third parties to the transfer, assignment and novation of the Transferred Assets and the Assumed Liabilities; provided, however that neither Party shall be required to grant any additional consideration to any third party in order to obtain any such consent, novation, assumption or release.

                              ARTICLE II.  CLOSING.

     2.1 CLOSING DATE. The closing of the transaction provided for in this Agreement (the "Closing") shall take place at the offices of Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, New York, New York on the Closing Date. All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as soon as the Parties have completed the Closing or as of the close of business on the Closing Date, whichever first occurs. Risk of loss with respect to the Transferred Assets shall pass to Buyer as of 11:59 p.m. on the Closing Date.

                           ARTICLE III.  TAX MATTERS.

     3.1 ALLOCATION OF PURCHASE PRICE. Buyer and Seller hereby agree to the allocation of the Purchase Price set forth in Schedule 3.1 .(a) (the "Allocation Statements"), allocating, pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the "Code"), the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different Transferred Assets.

     (b) Buyer and Seller shall each file all income, franchise and other Tax Returns (as defined below), and execute such other documents as may be required by any Governmental Authority, in a manner consistent with the Allocation Statements. Buyer shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such form to Seller within 30 days after the Closing Date. Buyer and Seller agree to file such form with each relevant taxing authority and to refrain from taking any position inconsistent with such form or the Allocation Statements.

     3.2 FILING OF RETURNS AND PAYMENT OF TAXES. Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax returns, reports and forms (herein "Tax Returns") and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets and Assumed
Contracts attributable to any taxable period which ends on or prior to the Closing Date (herein "Pre-Closing Tax Period"). Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with Governmental Authorities, it is necessary that a party be furnished with additional information, documents or records relating to the Transferred Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient's request, cost and expense; provided, however, that no Party shall be entitled to review or examine the Tax Returns of any other Party.

3.3 REFUNDS AND CREDITS. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of Seller and any refunds and credits attributable to any period which is not part of the Pre-Closing Tax Period shall be for the account of Buyer.

3.4 TRANSFER TAXES. All transfer, documentary, sales, use, registration, value-added and any other similar Taxes (including real estate conveyance, or similar Taxes) and related fees incurred in connection with this Agreement and the other Operative Agreements and the transactions contemplated hereby and thereby shall be borne by Buyer, in addition to the consideration provided for in Section 1.3. To the extent legally able to do so, Buyer and Seller shall cooperate with each other to obtain exemptions from such taxes, provided that neither Party shall be obligated to seek any exemption that would require any governmental audit of its books and records.

                ARTICLE IV.  ADDITIONAL COVENANTS AND AGREEMENTS.

     4.1 CONSENTS, NOVATIONS AND SUBCONTRACTED WORK. Buyer and Seller shall use reasonable efforts to obtain all requisite consents to assignments and novations, as the case may be, of all of the Transferred Assets and the Assumed Liabilities. For any Assumed Liabilities for which Seller has any secondary liability to third parties, Buyer shall provide Seller reasonable access and information in order for Seller to ascertain continuing compliance by Buyer with all contract terms and conditions applicable thereto. If any such required consents to assignment and novation have not been secured prior to Closing, the Parties shall cooperate to establish an arrangement reasonably satisfactory to both Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights and benefits of Seller and would assume the corresponding liabilities and obligations thereunder (but only to the extent Buyer receives the benefit of the claims, rights and benefits thereunder) in accordance with the intent of this Agreement (including by means of a subcontracting, sublicensing or subleasing arrangement), or under which Seller would enforce for the benefit of Buyer, and any and all claims, rights and benefits of Seller against a third party thereto (the "Subcontracted Work") with Buyer assuming and agreeing to pay Seller's obligations to the extent Buyer receives the benefit of such claims, rights, and benefits; and until the requisite consents and novations are obtained, such obligations would not be deemed to be included in the Transferred Assets and Assumed Liabilities. Buyer shall diligently perform and discharge the obligations of Seller in connection with the Subcontracted Work. Buyer and Seller agree that such obligations will not be considered to be Subcontracted Work after consents to assignment and novation are obtained, but will instead be deemed to be Assumed Liabilities for all purposes of this Agreement. In no event shall Seller or Buyer be obligated to pay any money or grant any financial accommodations to any Governmental Authority or any other Person in connection with obtaining any consent, waiver, confirmation, or novation or approval with respect to the Transferred Assets and Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Transferred Asset or Assumed Liability or any claim, right or benefit or liability or obligation arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof, would be ineffective with respect to any party thereto or would in any way adversely affect the rights of Buyer or Seller thereunder.

4.2 EMPLOYEES AND EMPLOYEE BENEFITS. Schedule 4.2.(a)(1) contains a list of the regular employees employed by Seller or its Affiliates as of the date hereof in connection with the Transferred Assets (including active employees and employees who are on leave of absence, or those receiving benefits under Seller's or its Affiliates' Sickness and Accident Income Plan), and Schedule 4.2.(a)(2) contains a list of the supplemental employees temporarily employed by Seller or its Affiliates as of the date hereof in connection with the Transferred Assets (collectively, the "Employees"). Buyer shall make employment offers to the Employees effective as of January 1, 2000. The Employees who begin their employment with Buyer (collectively referred to herein as the "Transferred Employees") shall be employed by Buyer in accordance with, among others, the terms and conditions set forth below.

     (b) Effective January 1, 2000, Buyer agrees that it will employ the Transferred Employees in the same positions and at the same salaries and shall provide the Transferred Employees with benefits generally comparable to those provided by similarly-sized companies, as more fully set forth in Schedule 4.2(b). Such benefits shall include a stock option plan and a 401(k) plan with Buyer matching contributions to commence at such time as Buyer becomes profitable. Buyer has summarized its planned employment terms and benefit plans for the Transferred Employees in Schedule 4.2.(b). Buyer shall implement the following severance pay practice for the Transferred Employees, which practice shall only apply to the Transferred Employees and which obligation to maintain such practice shall terminate on the first anniversary of the Closing Date: if a Transferred Employee is involuntarily severed from full-time employment with Buyer without cause during the one-year period following the Closing Date, such Transferred Employee shall receive one (1) week of severance pay for each six
(6) months of service fully or partially completed with Buyer and Seller (in the aggregate), with a minimum of eight (8) weeks and a maximum of twenty-six (26) weeks. Each week of severance pay will be an amount equal to one week of such Transferred Employee's total cash employment compensation from Buyer for full-time employment. For one year from the Closing Date, Buyer agrees that it will not change this severance pay practice as applied to the Transferred Employees. Nothing contained in this Section 4.2. shall be construed to in any way limit or prevent Buyer from terminating any Transferred Employee at any time for any reason or give rise to an obligation by Buyer to pay severance pay to any Transferred Employee involuntarily severed from full-time employment with Buyer during such one-year period for cause or after such one-year period expires.

(c) As more fully set forth in the Secondment Agreement, for the period from the Closing Date through and including December 31, 1999, Seller shall be responsible for payment of all compensation and employee benefits to the Employees, and Buyer shall promptly reimburse Seller for all such amounts paid as compensation and for the costs of the benefits and services provided. As of January 1, 2000, and thereafter, Buyer shall be responsible for all liabilities, salaries, benefits and similar employer obligations of Buyer (including the administration thereof) for all Transferred Employees. Upon separation from Seller or its Affiliates, Transferred Employees shall be paid by Seller or its Affiliates for vacation accrued, plus previously deferred vacation, less vacation taken, plus accrued variable pay; provided, however that such accrued variable pay shall be paid to such Transferred Employee at the same time as such payments are made to Seller's or its Affiliates' employees and such vacation payments shall be made no later than 30 days after expiration of the Secondment Agreement.

(d) Buyer shall be responsible for liabilities with respect to the termination of any Transferred Employees by Buyer after December 31, 1999, including without limitation, health care continuation coverage with respect to plans established or maintained by Buyer after the Closing, and damages or settlements arising out of any claims of wrongful or illegal termination, and for complying with the requirements of all Applicable Laws with respect to any such termination.

(e) Seller will provide any notices, if applicable, relating to WARN, with respect to events that occur in connection with the Contemplated Transactions.

(f) Seller will be responsible for all liabilities and obligations pertaining to the employment or termination of employment of all Employees (including Transferred Employees) accruing prior to January 1, 2000 (provided, with respect to the time period between Closing and January 1, 2000, the Employees are employed by Seller pursuant to the Secondment Agreement).

     4.3 SHRINK-WRAP SOFTWARE, WINDOWS 95 AND SAVOY AGREEMENT. Seller hereby transfers, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to the shrink-wrap personal computer software (also known as conditions-of-use software) being used in its ordinary course of business as of the Closing Date on the personal computers that are Transferred Assets. If such software copyrights are owned by Seller, Seller's license terms and conditions continue to apply. In addition, Buyer is authorized to sell or otherwise distribute the Controller Inventory together with the Microsoft Windows 95 Operating System (WIN95), its associated Certificate of Authenticity (COA) and end user license agreement (EULA) to the extent preloaded or included with the Controller Inventory. However, Buyer may not sell or otherwise distribute WIN95, the COA or EULA separately from the Controller Inventory. Further, WIN95, the COA and the EULA may not be modified other than for normal service or support or removed (unless all such items are removed) prior to sale or distribution of units in the Controller Inventory to the end user.

Further, until such time Seller completes the assignment of License Agreement number 4997RL2159-001/PCC970620 between Savoy Automation, Inc. and Seller, effective August 26, 1997, as amended (the "Savoy Agreement") to Buyer, Seller grants to Buyer, with respect to Object Code only of the Program and Derivative Works thereof prepared by Seller (as such terms are defined in the Savoy Agreement), a worldwide, irrevocable, nonexclusive, right and sublicense: (a) to use, execute, preload, reproduce, copy, distribute, copies of (internally or externally), prepare Derivative Works, display and perform all, or any portion of the Program or said Derivative Works, and such rights and licenses shall include all rights and licenses in and to pictorial, graphic or audio/visual works, including icons, screens, music, sound and characters, created as a result of execution of the Program whether such pictorial, graphic or audio/visual works are created by use of the Program or with other programming or through other means (b) under any trade secret patent application or patent owned or licensable by Savoy to make, have made, use, have used, lease, or otherwise license or sublicense each Program either alone or in combination with equipment or software or both; (c) to use, in connection with the marketing of the Program, the Program name(s), trade names and trademark(s) used by Savoy to identify the Programs including any portions thereof; and (d) to sublicense all or any portions of the Program to end users and others under similar provisions used by Seller to sublicense Seller programming products, or at Buyer's sole discretion, under provisions provided by Savoy to license or similarly transfer Programs. In connection with such sublicense, Buyer shall comply with, and do all things necessary for IBM to comply with, the Savoy Agreement. If Seller is unable to complete an assignment of the Savoy Agreement to Buyer by December 31, 1999, Seller and Buyer agree to: (1) extend the Secondment Agreement, in accordance with its terms, to maintain as seconded employees for the term of the Savoy Agreement those Employees needed to create Derivative Works of the Program reasonably requested by Buyer, or (ii) take such other actions as the Parties mutually agree.

4.4 FURTHER ACTION. Each of Seller, Buyer and STICC agrees to ex and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, in the reasonable opinion of each Party's or STICC's counsel, in order to consummate or implement expeditiously the Contemplated Transactions and the terms of the Operative Agreements.

4.5 UNDERTAKING. STICC hereby agrees to be responsible to Seller for the prompt payment when due of Buyer's obligations under Section 1 .3(a)(v), and STICC shall take the necessary steps to assure that Buyer performs its Obligations to Seller under this Agreement.

4.6 NONSOLICITATION. Seller agrees that, for a period of one year from the Closing Date, it will not, directly or indirectly, solicit for employment and for a period of six months following the Closing Date, it will not hire (without Buyer's prior written consent) any Transferred Employee (so long as such person is employed by Buyer); provided, however that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of Buyer and provided, further that it shall not be a breach of this Section 4.6 if Seller inadvertently hires any Transferred Employee.

     Buyer agrees that, for a period of one (1) year from the Closing Date, it will not, directly or indirectly, solicit for employment any employee of Seller (or any of its Affiliates) employed in Raleigh, North Carolina or with whom Buyer had contact in connection with this transaction (so long as such person is employed by Seller); provided, however, that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of Seller or any of its Affiliates.

     4.7 ESTABLISHMENT OF LETTER OF CREDIT FACILITY. Prior to the execution and delivery of this Agreement, Buyer has established and caused to be delivered to Seller an irrevocable letter of credit ("Letter of Credit") issued by United States Trust Corporation and under which Seller is the beneficiary, in the aggregate principal or stated amount of $2,000,000.00. Seller is entitled to draw upon the Letter of Credit until January 31, 2000 as needed to pay any Operating Expenses incurred from October 8, 1999 to the Closing Date. Notwithstanding the foregoing, under no circumstances shall Seller be entitled to draw on the Letter of Credit after receipt from Buyer of written notification alleging that Seller is in breach of any obligations or representations under the Agreement; provided, however, that Seller shall be entitled to draw on the Letter of Credit after receipt of such notification to pay Operating Expenses accrued through the date of such notification.

4.8 ACCESS TO INFORMATION; COOPERATION AFTER CLOSING. Except as may be deemed appropriate to ensure compliance with respect to any Applicable Laws (including, without limitation, any antitrust regulations) and subject to any confidentiality obligations or applicable privileges (including, without limitation, the attorney-client and work-product privileges), for a period of two (2) years after the Closing Date, each Party shall use its good faith reasonable efforts to provide the other Party and its representatives at the other Party's expense. information reasonably requested by the other Party relating to the Transferred Assets or Assumed Liabilities to the extent required by the other Party to permit the other Party to determine any matter relating to its rights and obligations under the Operative Agreements and its compliance with applicable Tax and financial reporting requirements. Any requests pursuant to this Section 4.8 shall be at the expense of the requesting Party.

4.9 INSURANCE; CASUALTY LOSS. Buyer agrees that, and for a period of two (2) years after the Closing Date, it will maintain at its sole expense, with financially sound and reputable insurance companies: (i) insurance on its properties; (ii) public liability insurance against claims for personal injury or death as a result of the use of any products sold by it; and (iii) insurance coverage against other business risks, in each case, in at least such amounts and against at least such risks as are usually and prudently insured against in the same general geographical area by companies of established repute engaged in the same or a similar business, but in no event less than Five Million Dollars ($5,000,000.00). Buyer will furnish to Seller, upon its written request, the insurance certificates with respect to such insurance. In addition, with respect to matters for which indemnification is provided by Buyer under Article VII, all such policies of insurance so maintained are to name Seller as an additional insured as its interest may appear.

4.10 WARRANTY WORK. Buyer shall, at Seller's request, perform repair services on products sold by Seller prior to the Closing Date (to the extent Seller would be required to provide such repair services). To the extent that, after the Closing Date, Buyer performs any such repair services on products sold by Seller prior to the Closing Date, which services are the subject of any warranty extended by Seller, Seller shall reimburse Buyer for such services performed at Buyer's then-established standard rates for time and materials, provided, however that in the event such cost to repair such products at Buyer's standard rates exceeds Buyer's then- established standard price of such product, Buyer shall replace such product and Seller shall reimburse Buyer for the standard price of such replacement product.

              ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer  hereby  represents  and  warrants  to  Seller  as  follows:

5.1 INCORPORATION. Buyer is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business.

5.2 AUTHORITY. Buyer has the requisite corporate power and authority to execute and deliver each of the Operative Agreements and the Confidentiality Agreement and to perform its obligations under each of the foregoing. Each of the Operative Agreements and the Confidentiality Agreement has been duly and validly authorized, executed and delivered, by Buyer and constitutes the valid and binding agreement of Buyer in accordance with its respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditor's rights generally, including the effect of statutory and other laws regarding fraudulent conveyance and preferential transfers. No other corporate proceedings on the part of Buyer are necessary to authorize the Operative Agreements, the Confidentiality Agreement and the Contemplated Transactions.

5.3 NO CONFLICT. The execution and delivery by Buyer of each of the Operative Agreements and the Confidentiality Agreement does not, and the performance of its obligations thereunder, will not:

(a) conflict with, or result in a breach of, any of the provisions of its Articles of Incorporation or By-laws;

(b) breach, violate or contravene any Applicable Law, or create any right of termination or acceleration or encumbrance, that, in the aggregate, would have a material adverse effect on its authority or ability to perform its obligations under the Operative Agreements, the Confidentiality Agreement or the Assumed Liabilities; and

(c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which it is a party or by which it or any of its properties may be affected or bound that, singly or in the aggregate, would have a material adverse effect on its authority or ability to perform its obligations under the Operative Agreements, the Confidentiality Agreement or the Assumed Liabilities.

5.4 GOVERNMENTAL CONSENTS. No material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Buyer is required in connection with the execution or delivery by Buyer of the Operative Agreements, the Confidentiality Agreement or the consummation by Buyer of the Contemplated Transactions.

5.5 NO BROKER. Buyer has engaged no corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of the Operative Agreements, the Confidentiality Agreement or the consummation of the Contemplated Transactions, and Buyer shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Buyer in connection with the Contemplated Transactions.

5.6 INSURANCE; CASUALTY LOSS. Buyer is in compliance with its obligations pursuant to Section 4.9.

              ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth on the Disclosure Schedule delivered by Seller to Buyer, Seller hereby represents and warrants to Buyer as follows:

6.1 INCORPORATION. Seller is a duly incorporated and validly existing corporation in good standing under the laws of the State of New York, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect upon the Transferred Assets or Assumed Contracts.

6.2 AUTHORITY. Seller has the requisite Corporate power and authority to execute and deliver the Operative Agreements and the Confidentiality Agreement and to perform its obligations under each of the foregoing. Each of the Operative Agreements and the Confidentiality Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes the valid and binding agreement of Seller in accordance with its respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditor's rights generally, including the effect of statutory and other laws regarding fraudulent conveyance and preferential transfers. No other corporate proceedings on the part of Seller are necessary to authorize the Operative Agreements, the Confidentiality Agreement and the Contemplated Transactions.

6.3 NO CONFLICT. The execution and delivery by Seller of each of the Operative Agreements and the Confidentiality Agreement does not, and the performance by Seller of its obligations thereunder will not:

(a) conflict with, or result in a breach of, any of the provisions of its Articles of Incorporation or By-laws;

(b) breach, violate or contravene any Applicable Law, or create any right of termination or acceleration or encumbrance, that, in the aggregate, would have a material adverse effect on its authority or ability to perform its obligations under the Operative Agreements or the Confidentiality Agreement;

(c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which it is a party or by which it or any of the Transferred Assets or Assumed Contracts may be bound that, singly or in the aggregate, would have a material adverse effect on the Transferred Assets or Assumed Contracts or its authority or ability to perform its obligations under the Operative Agreements, the Confidentiality Agreement or the Assumed Liabilities (except for Assumed
Contracts that require the consent or approval of a third party as a prerequisite to transfer of such Assumed Contracts to Buyer); and

(d) result in the creation or imposition of any Lien, other than a Permitted Lien, on any Transferred Assets or Assumed Contracts.

6.4 GOVERNMENTAL CONSENTS. No material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Seller is required in connection with the execution or delivery by Seller of the Operative Agreements and the Confidentiality Agreement or the consummation by Seller of the transactions contemplated by any of the foregoing.

6.5 NO BROKER. Seller has engaged no corporation. firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of the Operative Agreements, the Confidentiality Agreement or the consummation of the Contemplated Transactions, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated thereby.

6.6 TITLE TO PERSONAL PROPERTY. Seller has good and marketable title to all Transferred Assets listed on Schedule 1.1. hereto, free and clear of any Liens other than Permitted Liens. There are no Liens, other than Permitted Liens, on the Assumed Contracts.

6.7 LITIGATION. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Seller's PSG general attorney, or Seller's Raleigh site general attorneys or Intellectual Property Law attorneys primarily responsible for providing legal advice to the Home Director business unit, threatened in a writing to Seller against or directly affecting Seller's Home Director business unit, at law or in equity, including an administrative proceedings or condemnation actions with any Governmental Authority. There is no existing default by Seller with respect to any judgment, order, writ, injunction or decree of any Governmental Authority or arbitrator which materially adversely affects the Transferred Assets or Assumed Contracts.

6.8 NO RIGHTS IN OTHERS TO TRANSFERRED ASSETS. Neither Seller nor any Affiliate of Seller is party to any outstanding contracts or other arrangements giving any Person any present or future right to require Seller to transfer to any Person any ownership or possessory interest in, or to grant any Lien, other than a Permitted Lien, on, any of the Transferred Assets or Assumed Contracts, other than pursuant to this Agreement.

6.9 LICENSES AND PERMITS. Seller has licenses and permits and other governmental authorizations and approvals required for Seller's use or operation of the Transferred Assets or performance the Assumed Contracts, except where the failure to have such licenses and permits would not have a material adverse effect On Seller's ability to use or operate the Transferred Assets or perform the Assumed Contracts. All licenses and permits held by Seller which are material to the use or operation of the Transferred Assets or performance of Assumed Contracts are valid and in full force and effect and there are not pending or, to the knowledge of Seller, threatened in a writing to Seller, any proceedings which could result in the termination or impairment of any such license or permit which termination or impairment would materially interfere with the use or operation of the Transferred Assets or performance of Assumed Contracts as presently used, operated or performed, as applicable, by Seller. Buyer must seek a regulatory or other permitted transfer of, or obtain through separate application for itself, any applicable licenses and permits, including environmental licenses and permits, which are required for Buyer's operation or ownership of the Transferred Assets or performance of Assumed Contracts.

6.10 EMPLOYEES. Seller is not bound by any collective bargaining agreement covering any Employee. No representation petition has been filed with the National Labor Relations Board with respect to Employees. There is not any, and during the past 12 months there has not been any. labor strike, work stoppage or lockout with respect to the Employees.

6.11 ASSUMED CONTRACTS. Each Assumed Contract is a legal, valid and binding obligation of Seller and, to the knowledge of Seller, of each other party thereto, enforceable by Seller in accordance with its terms (except for such failure to be valid and binding or enforceable that, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the Transferred Assets or Assumed Contracts). Seller has performed or is performing all material obligations required to be performed by it under the Assumed Contracts and is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder, and, to the knowledge of Seller, no other party to any of such contracts is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder.

6.12     COMPLIANCE  WITH  LAWS.  The  operation  of  and use of the Transferred
Assets and performance of Assumed Contracts do not materially violate or infringe any material Applicable Law.

6.13 OPERATION OF TRANSFERRED ASSETS AND ASSUMED LIABILITIES. Seller has, in the United States only, operated its business relating to the Transferred Assets and Assumed Liabilities only through Seller, and not through any Affiliate except Lotus Development Corporation.

6.14 SCHEDULE PREPARATION. Seller is responsible for the preparation of the content of the Schedules other than Schedules 1.1(d), 3.1(a) and 4.2(b); provided, however this provision shall not be interpreted to mean that such Schedules 1.1(a) - (c) or 1.4 are a complete listing of all Home Director business unit assets, contracts and liabilities prior to Closing and the terms of this Agreement only apply to the content of such Schedules.

6.15 YEAR 2000. The Controller Inventory and the Connection Center Inventory are in compliance with the representations made by Seller regarding such items on Seller's Web site, which representations are set forth on Schedule 6.15.

6.16 WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE VI, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES, IT BEING SPECIFICALLY UNDERSTOOD BY BUYER THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE VI THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED "AS IS" IN ALL RESPECTS. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER'S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

                            ARTICLE VII.  INDEMNITY.

     7.1 BUYER INDEMNIFICATION. Subject to the limitations set forth in Sections 7.6. and 8.2. below, Buyer hereby agrees to indemnify and hold harmless Seller, its officers, directors, employees, owners, agents and Affiliates, for, against, from and in respect of any and all Losses which may be sustained or suffered by any of them arising out of, resulting from or pertaining to: (i) any breach of any representation, warranty, covenant or agreement of Buyer contained in any Operative Agreement; (ii) any liabilities or obligations accruing or required to be performed after the Closing Date in Connection with or relating to the Assumed Liabilities or the Transferred Assets; (iii) any products manufactured, shipped, sold or installed by Buyer (or any agent of, or third party under contract with, Buyer) after the Closing Date, and any act or omission by Buyer (or any agent of, or any third party under contract with, Buyer) or any installer or integrator with respect to such products after the Closing Date; and/or (iv) operation of a business by Buyer after the Closing Date except as specified in the Operative Agreements or as otherwise agreed to in separate written agreements between the Parties or in connection with Seller's equity interest in Buyer.

7.2     SELLER INDEMNIFICATION. Subject to the limitations set forth in Sections
7.6 and 8.2 below, Seller hereby agrees to indemnify and hold harmless Buyer, its officers, directors, employees, owners, agents and Affiliates, for, against, from and in respect of any and all Losses which may be sustained or suffered by

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any  of  them arising out of, resulting from or pertaining to: (i) any breach of any representation, warranty, covenant or agreement of Seller contained in any Operative Agreement; (ii) any liabilities or obligations accruing or required to have been performed by Seller on or prior to the Closing Date in connection with or relating to the Assumed Liabilities or Transferred Assets; (iii) any products shipped, sold or installed by Seller (or any agent of, or third party under contract with, Seller) on or prior to the Closing Date, and any act or omission by Seller (or any agent of, or any third party under contract with, Seller) or any installer or integrator with respect to such products on or prior to Closing Date; and/or (iv) operation of the Home Director business unit by Seller on or prior to the Closing Date except as specified in the Operative Agreements or as otherwise agreed to in separate agreements between the Parties.

7.3     PROCEDURES.  Buyer  pursuant  to  Section  7.2.  and  Seller pursuant to
Section 7.1. (the "Indemnified Party") each agrees to give prompt notice to the other Party (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article VII, including the amount and other details of such claim. The Indemnifying Party may participate in the defense of, and, if it so chooses, assume and control the defense of, any such suit, action or proceeding at its own expense; provided, however, that the Indemnifying Party shall assume and control the defense unless it notifies the Indemnified Party in writing of its intent not to do so within 20 days after its receipt from the Indemnified Party of notice of such claim or action. If the Indemnifying Party assumes such defense, then the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with such defense. The Indemnified Party may, at its own expense, monitor and participate in the defense but not control the defense unless the Indemnifying Party notifies the Indemnified Party in writing of its intent not to assume the control of the defense within 20 days after its receipt from the Indemnified Party of notice of such claim or action. The Indemnified Party undertakes to faithfully and fully cooperate with the Indemnifying Party in all respects required for the best resolution or defense against any such claim, suit, action or proceeding. For as long as the Indemnifying Party conducts the defense of any such claim; suit, action or proceeding, the Indemnified Party shall take no actions in relation to such claim, suit, action or proceeding, without the prior consent of the Indemnifying Party. The Indemnifying Party shall not be liable under Section 7.1. or Section 7.2. respectively, for any settlement effected without its consent of any claim, suit, action or proceeding in respect of which indemnity may be sought thereunder (which consent will not be unreasonably withheld). The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any claim of which the Indemnifying Party has assumed the defense, without the prior consent of the Indemnified Party, provided, however that a condition to any such settlement shall be a complete release from any responsibility or liability of the Indemnified Party and its Affiliates with respect to such claim which does not impose any actual or potential liability upon the Indemnified Party.

7.4 INDEMNITY PRECLUSION. Buyer and Seller shall be precluded from seeking indemnification from each other, and Buyer and Seller shall not be liable to each other pursuant to the Operative Agreements, for any breach of representations and warranties which either William H. Buchanan, Jr. or Jeffrey
J. Doyle, respectively, had actual knowledge of prior to the Closing Date. In addition, Buyer shall be precluded from seeking indemnification from Seller, and

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
Seller shall not be liable to Buyer pursuant to the Operative Agreements, for breaches of representations and warranties by Seller which Mary E. Walker and Lee Griffin had actual knowledge of prior to the Closing Date and knowingly withheld from William H. Buchanan, Jr. Further, Seller shall be precluded from seeking indemnification from Buyer, and Buyer shall not be liable to Seller pursuant to the Operative Agreements, for breaches of representations and warranties by Buyer which Mary E. Walker and Lee Griffin had actual knowledge of prior to the Closing Date and knowingly withheld from Jeffrey J. Doyle.

7.5 INDEMNITY IS THE EXCLUSIVE REMEDY. Buyer and Seller each acknowledge and agrees that its sole and exclusive remedy with respect to any and all claims for any Loss relating to or arising out of a breach of a representation or warranty by the Indemnifying Party of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII.

7.6 EXCLUSION OF CERTAIN DAMAGES. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN AN OPERATIVE AGREEMENT, NEITHER SELLER NOR BUYER SHALL BE RESPONSIBLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER,
INCLUDING LOSS OF PROFITS OR GOODWILL IN CONNECTION WITH ANY BREACH OF ANY REPRESENTATION OR WARRANTY SET FORTH IN ANY OPERATIVE AGREEMENT.

                         ARTICLE VIII.  GENERAL MATTERS.

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as may be specifically provided in an Operative Agreement. all representations and warranties made by the Parties in the Operative Agreements or in any schedule, document, certificate or other instrument delivered by or on behalf of the Parties pursuant to such agreements shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, that the representations and warranties in respect of Taxes shall survive the Closing Date until the applicable period of limitation on assessment or refund of any relevant Tax has expired.

8.2 LIMITATION OF LIABILITY. Notwithstanding anything to the contrary set forth in the Operative Agreements, unless this section is specifically excluded from application to a specific Operative Agreement, neither Buyer nor Seller shall be liable for any amounts with respect to the breach of a representation and warranty unless and until such amounts shall exceed in the aggregate fifty thousand ($50,000) dollars (the "Limitation Amount") (in which case such Party shall only be liable with respect to the excess over the Limitation Amount). There shall be no Buyer or Seller liability with respect to any such matter for individual amounts of less than two thousand five hundred ($2,500) dollars and such amounts shall not be taken into account in determining whether the Limitation Amount has been exceeded, provided, however that individual claims arising out of the same occurrence shall be aggregated for purposes of the limitation set forth in this sentence. In no event shall Buyer's liability or Seller's liability (other than with respect to Losses to the extent arising from a breach of the representation and warranty in Section 6.6.) with respect to the breach of representations and warranties in the Operative Agreements exceed one million ($1,000,000) dollars in the aggregate. The limitations in this Section do not apply to Losses by either Party resulting from fraud by the other Party.

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
8.3 PUBLIC ANNOUNCEMENTS. The Confidentiality Agreement shall apply to, and the Operative Agreements and the proposed transaction is subject to and confidential under, the Confidentiality Agreement. For six (6) months after the Closing Date, all public announcements relating to this Agreement or the Contemplated Transactions shall be made only after consultation between the Parties, except for disclosures by either Party that in the opinion of counsel for such Party are required by Applicable Law. Any disclosures to customers in connection with commercial relationships shall not reveal the Purchase Price (other than the amount of equity participation) provided for by this Agreement. Notwithstanding the foregoing, either Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any Governmental Authority. In the event of a breach or anticipatory breach of this Section 8.3. by either Party, the other Party shall be entitled, in addition to any and all other remedies available at law or in equity, to seek preliminary and permanent injunctive relief and specific performance without proving damages.

8.4 DUE DILIGENCE. Buyer and STICC have engaged in the entire due diligence effort they deemed appropriate prior to executing this Agreement. The sale of the Transferred Assets and acceptance of Assumed Liabilities is based solely upon the results of that due diligence and there has been no reliance upon the representations or statements of Seller, other than the representations and warranties of Seller set forth in Article VI or in any other Operative Agreement.

8.5 COSTS. Each Party and STICC shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of the Operative Agreements and, except as otherwise provided elsewhere in such agreements, the consummation of the Contemplated Transactions.

8.6 BULK SALES. Buyer hereby waives compliance with any applicable bulk sales or similar laws by Seller.

8.7 MODIFICATION AND WAIVER. No modification or waiver of any provision of this Agreement and no consent by either Party to any departure therefrom shall be effective unless in a writing referencing the particular section of this Agreement to be modified or waived and signed by a duly authorized signatory of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

8.8 GOVERNING LAW. This Agreement has been delivered at and shall be deemed to have been made at Armonk, New York, and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of New York applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof. As part of the consideration for value this day received, each of the Parties and STICC hereby consent to the exclusive jurisdiction of any New York State court located within the County of Westchester and any federal court of the United States of America located in the Southern District of New York. EACH OF THE PARTIES AND STICC HEREBY: (I) WAIVES TRIAL BY JURY; (II) WAIVES ANY OBJECTION TO NEW YORK VENUE OF ANY ACTION INSTITUTED HEREUNDER; AND (III)

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
CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY ANY AFOREMENTIONED COURT.

8.9 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective (a) when delivered by messenger or courier, or (b) five days after deposit for mailing by registered or certified mail, postage prepaid, return receipt requested, when also transmitted by telecopy as follows:

     (a)     if  to  Seller,  to:

             International  Business  Machines  Corporation
             New  Orchard  Road
             Armonk,  New  York  10504

             Attention:   Lee  A.  Dayton
                          Vice President, Corporate Development and Real Estate
             Telecopy:     (914)  499-7803

             with  a  copy  to:

             International  Business  Machines  Corporation
             New  Orchard  Road
             Armonk,  New  York  10504

             Attention:     Donald  D.  Westfall,  Esq.
                            Associate  General  Counsel
             Telecopy:     (914)  499-6006

     (b)     if  to  Buyer,  to:

             Home  Director,  Inc.
             991  Aviation  Parkway,  Suite  800
             Morrisville,  North  Carolina  27560

             Attention:     Mary  E.  Walker
                            Chief  Executive  Officer

             with  a  copy  to:

             Spencer  Trask  Intellectual  Capital  Company  LLC
             535  Madison  Avenue,  18th  Floor
             New  York,  New  York  10022
             Attention:  William  H.  Buchanan,  Jr.
             Telecopy:  (212)  486-7392

             Kirkpatrick  &  Lockhart  LLP
             1251  Avenue  of  the  Americas,  45th  Floor
             New  York,  New  York  10020
             Attention:  Stephen  R.  Connoni,  Esq.
             Telecopy:  (212)536-3901

             Kirkpatrick  &  Lockhart  LLP
             Henry  W.  Oliver  Building
             535  Smithfield  Street
             Pittsburgh,  Pennsylvania  15222
             Attention:  Susan  A.  Apel,  Esq.
             Telecopy:  (412)  355-6501

     (c)     if  to  STICC,  to:

             Spencer  Trask  Intellectual  Capital  Company  LLC
             535  Madison  Avenue,  18th  Floor
             New  York.  New  York  10022
             Attention:  William  H.  Buchanan,  Jr.
             Telecopy:  (212)  486-7392

             Kirkpatrick  &  Lockhart  LLP
             1251  Avenue  of  the  Americas,  45th  Floor
             New  York.  New  York  10020
             Attention:  Stephen  R.  Connoni,  Esq.
             Telecopy:  (212)  536-3901

             Kirkpatrick  &  Lockhart  LLP
             Henry  W.  Oliver  Building
             535  Smithfield  Street
             Pittsburgh,  Pennsylvania  15222
             Attention:  Susan  A.  Apel,  Esq.
             Telecopy:  (412)  355-6501

or to such other address as either of Buyer, Seller or STICC shall hereafter designate to the other from time to time by similar written notice.

8.10 ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the successors and assigns of the Parties; provided that, neither Party may assign its rights hereunder without the written consent of the other Party, which consent shall not be unreasonably withheld.

8.11 COUNTERPARTS. This Agreement may be executed by the Parties and STICC in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

8.12 ENTIRE AGREEMENT. This Agreement, together with the Assumption Agreement, the Bill of Sale, the Intellectual Property Agreement, the Trademark

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
Agreement, the Secondment Agreement, the Stockholders' Agreement, the Transition Services Agreement, and the Confidentiality Agreement, comprise the entire agreement among Buyer, Seller and STICC with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and representations, oral or written, among Buyer, Seller and STICC relating hereto and thereto. Except as expressly provided in any Operative Agreement, no Operative Agreement or any provision thereof is intended to confer upon any Person other than the Parties and STICC any rights or remedies hereunder.

8.13 CONSTRUCTION. As used in the Operative Agreements, any reference to the masculine, feminine or neuter gender will include all genders, the plural will include the singular, and the singular will include the plural. Use of the word "including" shall mean "including, without limitation" whether or not such words, or words of like import, are used. Any reference to an "Article" or "Section" will be to an Article or Section hereof, unless otherwise noted, and any reference to an "Exhibit" or "Schedule" will be an exhibit or schedule attached hereto, unless otherwise noted. The Parties understand and agree that this Agreement has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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
IN WITNESS WHEREOF, Buyer, Seller and STICC have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.


INTERNATIONAL BUSINESS MACHINES CORPORATION   HOME  DIRECTOR,  INC.

By:________________________________________   By:_______________________________

Name:______________________________________   Name:_____________________________

Title:_____________________________________   Title:____________________________


                                              SPENCER  TRASK  INTELLECTUAL
                                              CAPITAL  COMPANY  LLC

                                              By:_______________________________

                                              Name:_____________________________

                                              Title:____________________________




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